UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NAM TAI PROPERTY INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Namtai Industrial Estate

No. 2 Namtai Road, Gushu Community, Xixiang Township

Baoan District, Shenzhen City, Guangdong Province

People’s Republic of China

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

____________

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On January 12, 2022, the Board of Directors of Nam Tai Property Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, dated as of December 13, 2021 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent. The Company amended the Rights Agreement to add the defined term “Exempt Person” for the purpose of providing a limited exemption to each of IAT Insurance Group, Inc. (“IAT”) and IsZo Capital LP (“IsZo”) from the definition of “Acquiring Person” under the Rights Agreement, along with certain conforming changes.

This limited exemption permits each of IAT and IsZo to become the Beneficial Owner (as defined in the Rights Agreement) of up to 24.9% of the Company’s issued shares, par value $0.01 per share (the “Shares”), for so long as, among other things, any Shares Beneficially Owned by IAT and IsZo in excess of 20% of the issued Shares shall be voted in accordance with the recommendations of Institutional Shareholder Services Inc. with respect to all uncontested proposals submitted to shareholders at any annual or special meetings of the Company’s shareholders and in connection with all actions taken by written consent of the Company’s shareholders.

The Rights Agreement Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the Rights Agreement Amendment.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Amendment to Rights Agreement, dated as of January 12, 2022, between Nam Tai Property Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on January 13, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NAM TAI PROPERTY INC.

By:	/s/ Steven Parker
	Name:	Steven Parker
	Title:	Interim Chief Financial Officer and Authorized Signatory

Dated: January 13, 2022

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